Exhibit 7.01
JOINT FILING AGREEMENT
     The undersigned acknowledge and agree that the foregoing Amendment No. 4 to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.
     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 3rd day of November, 2009.

Lowrie Management, LLLP
/s/ Troy H. Lowrie
Troy H. Lowrie,
President of Lowrie Investment Management, Inc., the general partner of Lowrie Management, LLLP

Lowrie Investment Management, Inc.
/s/ Troy H. Lowrie
Troy H. Lowrie, President

/s/ Troy H. Lowrie
Troy H. Lowrie, individually

/s/ Vali Lou Lowrie-Reed
Vali Lou Lowrie-Reed, individually

The Vali Lou Lowrie-Reed Trust
/s/ Vali Lou Lowrie-Reed
Vali Lou Lowrie-Reed, Trustee

/s/ Tom O’Hara
Tom O’Hara, individually

/s/ Micheal Ocello
Micheal Ocello, individually

LTD Investment Group, LLC
/s/ Micheal Ocello
Micheal Ocello, Managing Member